Exhibit 23


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
of GumTech International, Inc.

We consent to the incorporation by reference in the following Registration Statements of Gum Tech International, Inc. and any amendments thereto (1) No. 333-06199 on Form S-8; (2) No. 333-34019 on Form S-8; (3) No. 333-28821 on Form
S-3;  (4) No.  333-38555  on Form S-3;  (5) No.  333-82253  on Form S-3; (6) No.
333-91679 on Form S-3 and (7) No. 333-30194 on Form S-3 of our report dated February 10, 2001, relating to the consolidated balance sheet of Gum Tech International, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 2000, 1999 and 1998, which report appears or is incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Gum Tech International, Inc.

                                        /s/ Angell & Deering

Denver, Colorado
March 30, 2001